                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                             1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_] Preliminary proxy statement

[X] Definitive proxy statement

[_] Definitive additional materials

[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               SAFETY-KLEEN CORP.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

  [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
     6(j)(2).

  [_] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).

  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
     11.

  (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

  [_] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or shedule and the date of its filing.

  (1) Amount previously paid:

- --------------------------------------------------------------------------------

  (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

  (3) Filing party:

- --------------------------------------------------------------------------------

  (4) Date filed:

- --------------------------------------------------------------------------------

               LOGO

                                                                  March 25, 1994
Dear Shareholder:

  Our directors and officers join me in extending a cordial invitation to attend the 1994 annual meeting of shareholders to be held at 10:00 A.M. on Friday, May 13, 1994 at The Westin Hotel O'Hare, 6100 River Road, Rosemont, Illinois 60018.

  In addition to the election of three directors, we shall also report to you on the business and affairs of the Company.

  Our Annual Report, including financial statements for the fiscal year 1993, is being mailed with this letter.

  Whether you plan to attend or not, we urge you to sign, date and return the enclosed proxy so as many shares as possible may be represented at the meeting. The vote of every shareholder is important and your cooperation in returning your executed proxy promptly will be appreciated.

  The continuing interest of the shareholders in the business of the Company is gratefully acknowledged and we hope many will attend the meeting.
                                     Sincerely,
                                     LOGO
                                     Donald W. Brinckman
                                     Chairman and Chief Executive
                                     Officer

                 LOGO
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 1994

  The 1994 annual meeting of shareholders of Safety-Kleen Corp. ("Safety-Kleen" or the "Company") will be held at The Westin Hotel O'Hare, 6100 River Road, Rosemont, Illinois 60018, at 10:00 A.M., Chicago time, on Friday, May 13, 1994 for the following purposes:

    1. To elect three persons to Safety-Kleen's Board of Directors to serve three-year terms and until their successors are elected and qualified. The Board of Directors recommends that shareholders vote FOR the three incumbent directors nominated by the Board.

    2. To transact such other business as may properly come before the meeting.

  A Proxy Statement containing information regarding the above appears on the following pages.

  Shareholders of record as of the close of business on March 10, 1994 are entitled to receive notice of and to vote at the annual meeting.

  We hope you can attend the meeting in person. However, even if you plan to do so, WE URGE THAT YOU MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY to Safety-Kleen so that we may be assured of a quorum to transact business. The proxy is revocable, and, accordingly, your prompt return to Safety-Kleen of the enclosed proxy form will not affect your right to vote in person at the meeting if you desire to do so.
                                          By Order of the Board of Directors

                                          Robert W. Willmschen, Jr.
                                          Secretary

March 25, 1994
Elgin, Illinois

                             YOUR VOTE IS IMPORTANT
             PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
                 IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                      LOGO

                               ----------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 1994

  This Proxy Statement was mailed on or about March 25, 1994 to shareholders of Safety-Kleen Corp. ("Safety-Kleen" or the "Company") in connection with the solicitation of proxies by Safety-Kleen's Board of Directors (the "Board of Directors" or "Board") to be used at the 1994 annual meeting of Safety-Kleen's shareholders and any adjournments thereof. The meeting will be held on Friday, May 13, 1994, at 10:00 A.M., Chicago time, at The Westin Hotel O'Hare, 6100 River Road, Rosemont, Illinois 60018.

                                    PROXIES

  The accompanying proxy is solicited on behalf of the Board of Directors. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegraph or in person without extra compensation.

  Proxies in the accompanying form, properly executed and received by Safety-Kleen's Secretary prior to the meeting and not revoked, will be voted as directed thereon or, in the absence of such direction, will be voted as follows: (i) FOR the election to the Board of Directors of the three persons nominated by the Board; and (ii) in accordance with the judgment of the persons acting under the proxies with respect to any other matters that may come before the meeting. Any such proxy may be revoked by the person or persons giving it at any time before it has been voted by giving written notice of such revocation to Safety-Kleen's Secretary, by submitting prior to the vote a subsequently dated proxy or by attending the meeting and voting in person. Attendance at the meeting by a shareholder will not in itself revoke a previously delivered proxy.

                   RECORD DATE, SHARES OUTSTANDING AND VOTING

  Shareholders of record as of the close of business on March 10, 1994 are entitled to vote at the annual meeting. On March 10, 1994, 57,683,756 shares of Safety-Kleen's common stock, par value $.10 per share (the "Common Stock"), were outstanding and are entitled to be voted at the annual meeting. Each share of Common Stock entitles the holder to one vote on each matter to be acted on. A majority of the Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the annual meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. Pursuant to the Company's Bylaws, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a matter. The Company will treat broker non-votes as present for purposes of establishing a quorum.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the Common Stock ownership as of March 1, 1994 of (i) shareholders who, to the knowledge of the Company, owned beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each named executive officer and (iv) the Company's directors and executive officers as a group.

                                               NUMBER OF SHARES   PERCENTAGE OF
                                                 BENEFICIALLY      OUTSTANDING
                     NAME                          OWNED(1)      COMMON STOCK(2)
                     ----                      ----------------  ---------------
FIVE PERCENT SHAREHOLDERS
EMERY FAMILY GROUP
- ------------------
 Joan Emery Lammers
  1801 Seminary St., Alton, IL 62002..........    2,055,981(3)        3.56%
 William H. Emery II
  11388 SW Riverwoods Rd., Portland, OR 97219.    1,684,267           2.92%
 Lucy T. Otzen
  ORC Box 472, 8 Card Sound Pt. Rd., N. Key
  Largo, FL 33037.............................    1,465,581(4)        2.54%
 Edward W. Emery, Jr.
  Route 18, Box 13, Bedford, IN 47421.........      130,571(5)         .23%
                                                  ---------           ----
   Emery Family Group Total...................    5,336,400(6)        9.25%
                                                  =========           ====
Merrill Lynch & Co., Inc.
 World Financial Center, North Tower, New
 York, NY 10281...............................    4,160,831           7.21%
DIRECTORS AND NAMED EXECUTIVE OFFICERS
 Kenneth L. Block.............................       27,577(7)           *
 Donald W. Brinckman..........................      823,966(8)        1.41%
 Joseph Chalhoub..............................      319,850(9)           *
 David A. Dattilo.............................       71,260(10)          *
 Richard T. Farmer............................       31,500(6)           *
 Russell A. Gwillim...........................      199,147(11)          *
 Edgar D. Jannotta............................       56,250(6)           *
 John G. Johnson, Jr..........................        7,600(12)          *
 Karl G. Otzen................................    1,469,331(4)        2.55%
 Paul D. Schrage..............................       19,930(6)           *
 Robert W. Willmschen.........................       99,348(13)          *
 W. Gordon Wood...............................       81,145(6)           *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A
 GROUP
 (22 individuals).............................    3,950,674(14)       6.73%

- --------
    * Denotes less than one percent of shares outstanding.
(1) Under regulations of the Securities and Exchange Commission, persons who own or have the power to vote or dispose of shares, either alone or jointly with others, are deemed to be the beneficial owners of such shares. Such persons are also deemed to be the beneficial owners of shares beneficially owned by certain close family members.
(2) Shares subject to options exercisable within 60 days of March 1, 1994 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.
(3) The shares shown for Joan Emery Lammers include 683,760 shares contributed by or on behalf of Mrs. Lammers in December 1992 to Circle L Enterprises L.P. (the "Circle L Limited Partnership"). See Note (4).
(4) Karl G. Otzen and Lucy T. Otzen (the "Otzens") are husband and wife. For purposes of this table, each is deemed to own shares owned by the other, and accordingly the same shares are shown opposite each of their names. In December 1992, the Otzens caused 683,760 of the shares shown opposite each of their names to be contributed to the Circle L Limited Partnership cited in footnote (3). The general partner which controls the Partnership is a corporation in which each of Karl G. Otzen, Lucy T. Otzen, Joan Emery Lammers and her husband (the "Lammers") each owns 25% of the voting stock and each occupies one of the four positions on the Board of

    Directors. Because the Otzens and Lammers share voting power over all of the shares held by the Partnership, each of them may be deemed to "own" all shares in the Partnership under the criteria governing this table. To enhance clarity of presentation, however, the shares contributed to the Partnership by Joan Emery Lammers are shown only opposite her name in the table and the shares contributed by the Otzens are shown only opposite their respective names. The shares shown opposite the Otzens' names also include: 757,721 shares owned by trusts of which the Otzens are co-trustees, 9,100 shares owned by a trust of which The Northern Trust Company and Harris Wilder are co-trustees and 18,750 shares subject to options exercisable by Karl G. Otzen within 60 days of March 1, 1994.
(5) All shares are owned by a trust of which The Northern Trust Company is trustee.
(6) Includes 18,750 shares subject to options exercisable within 60 days of March 1, 1994.
(7) Includes 13,750 shares subject to options exercisable within 60 days of March 1, 1994.
(8) Includes 73 shares owned by his wife and 305,960 shares subject to options exercisable within 60 days of March 1, 1994.
(9) Includes 291,900 shares owned by Breslube Industries, Ltd. of which 100% is owned by Mr. Chalhoub. Also included are 75 shares owned by his son and 27,875 shares subject to options exercisable within 60 days of March 1, 1994.
(10) Includes 39,915 shares subject to options exercisable within 60 days of March 1, 1994.
(11) Includes 30,223 shares owned by his wife and 18,750 shares subject to options exercisable within 60 days of March 1, 1994. Mr. Gwillim is also a co-trustee for 183,307 shares held in an irrevocable trust for which he has no beneficial ownership; such shares are not included in the table. Mr. Gwillim's Form 5 annual report of transactions in Safety-Kleen stock was due on February 15, 1994 but the filing was inadvertently delayed until March 22, 1994. Only one transaction was shown in the report and it is exempt from Section 16b under the Securities Exchange Act of 1934.
(12) Includes 700 shares owned by his wife and 5,200 shares subject to options exercisable within 60 days of March 1, 1994.
(13) Includes 50,419 shares subject to options exercisable within 60 days of March 1, 1994.
(14) Includes 1,018,463 shares subject to options exercisable within 60 days of March 1, 1994.

PROPOSAL 1: ELECTION OF DIRECTORS

  The Company's eight directors are divided into three classes with two directors elected for a term expiring at the 1996 annual meeting, three directors elected for a term expiring at the 1995 annual meeting and three directors elected for a term expiring at the 1994 annual meeting. One class of directors is elected each year for a three-year term. The terms of Messrs. Farmer and Schrage expire at the 1994 annual meeting and they are nominated for re-election to serve three-year terms expiring in 1997 and until their successors are chosen and have qualified. Mr. Johnson, who was appointed President and director by the Board of Directors in May of 1993, is also nominated to serve a three-year term in the Class of 1997 with Messrs. Farmer and Schrage. Directors will be elected at the annual meeting by a plurality of the votes cast at the meeting by the holders of shares entitled to vote in the election represented in person or by proxy. If any of the nominees should be unable or unwilling to serve as a director, an event that is not anticipated, the proxies will be voted for substitute nominees designated by the Board of Directors. There is no cumulative voting as to any manner, including the election of directors. The following sets forth information as to each of the nominees for election at the meeting and each director continuing in office.

  The Board of Directors recommends that shareholders vote FOR Proposal 1. Proxies solicited by the Board of Directors will be so voted unless shareholders specify in their proxies a contrary choice.

CLASS OF 1997: (NOMINEES)
                                                             Director since 1986
RICHARD T. FARMER                                                         Age 59

  Mr. Farmer has been Chairman and Chief Executive Officer of Cintas Corporation, a uniform manufacturer and supplier, since 1968, and has been employed by that company since 1957. Mr. Farmer is also a director of Cintas Corporation, Cincinnati, Ohio and Fifth Third Bancorp, Cincinnati, Ohio. Mr. Farmer is Chairman of the Nominating Committee.

                                                             Director since 1993
JOHN G. JOHNSON, JR.                                                      Age 53

  Mr. Johnson joined the Company in January, 1993, as Assistant to the Chairman/CEO and was appointed President and director in May 1993. Prior to joining the Company, he served as Senior Vice President since 1985 and Director of ARCO Chemical Company and President of ARCO Chemical Americas, a division of ARCO Chemical Company, since 1987.

                                                             Director since 1981
PAUL D. SCHRAGE                                                           Age 59

  Mr. Schrage has been Senior Executive Vice President and Chief Marketing Officer of McDonald's Corporation, a restaurant franchisor and operator, since 1984 and has been employed by that company since 1967. He is also a director of McDonald's Corporation, Oak Brook, Illinois. Mr. Schrage is a member of the Audit and Nominating Committees.

CLASS OF 1996:
                                                             Director since 1968
DONALD W. BRINCKMAN                                                       Age 63

  Mr. Brinckman has been Chief Executive Officer of the Company since 1968. He served as President of the Company from 1968 to August 1990, when he was appointed Chairman of the Company's Board of Directors. On December 18, 1991, Mr. Brinckman was elected to resume the responsibility of President upon the death of Joseph F. Knott and served as President from December 1991 until May 1993. He is also a director of Johnson Worldwide Associates, Inc., Racine, Wisconsin; Paychex, Inc., Rochester, New York and Snap-on Tools Corporation, Kenosha, Wisconsin. Mr. Brinckman is Chairman of the Executive Committee.

                                                             Director since 1968
W. GORDON WOOD                                                            Age 68

  Mr. Wood was Vice President of the Company from 1968 until he retired on March 31, 1985. Mr. Wood is a member of the Audit Committee.

CLASS OF 1995:
                                                             Director since 1968
RUSSELL A. GWILLIM                                                        Age 71

  Mr. Gwillim was employed by Chicago Rawhide Manufacturing Company, an oil seals manufacturer, from 1948 until his retirement in 1984. He served as its President and Chief Executive Officer from 1969 until his retirement. Mr. Gwillim was named Chairman Emeritus in August, 1990. Prior thereto he was Chairman of the Board of Directors of the Company since 1968. Mr. Gwillim is the Chairman of the Compensation Committee and a member of the Executive Committee.

                                                             Director since 1979
EDGAR D. JANNOTTA                                                         Age 62

  Mr. Jannotta has been Managing Partner of William Blair & Company, an investment banking firm, since 1977, and has been employed by that company since 1959. He is also a director of AAR Corp., Elk Grove Village, Illinois; Bandag, Incorporated, Muscatine, Iowa; Molex Incorporated, Lisle, Illinois; New York Stock Exchange, Inc., New York, New York and Oil-Dri Corporation of America, Chicago, Illinois. Mr. Jannotta is a member of the Compensation Committee and the Executive Committee.

                                                             Director since 1984
KARL G. OTZEN                                                             Age 52

  Mr. Otzen has been President of Gerhard & Company, a product development consulting firm, since June 1, 1984. He is also Chairman of Gerhard-Sorenson Company, a consumer products design and manufacturing firm. Prior thereto he had been employed by Safety-Kleen since 1968 and had managed the product development activities since 1969. Mr. Otzen is Chairman of the Audit Committee and a member of the Nominating Committee.

                DIRECTORS' COMMITTEES, MEETINGS AND COMPENSATION

  The Board of Directors has, pursuant to its powers, designated Compensation, Audit, Executive and Nominating Committees of the Board. The committee members have been identified above. The primary functions of the Compensation Committee are to act on behalf of the Board of Directors in connection with the administration of the Company's Management Incentive Plan and the Company's stock option plans, to determine compensation of all officers of the Company and to approve salary grades of certain management positions. The Compensation Committee met twice in 1993. The primary functions of the Audit Committee are to recommend to the Board of Directors the selection of independent auditors; to review the scope of the independent auditor's examination; to review with the independent auditors the results of their audits; to review with the independent auditors, the Company's internal auditors and certain officers of the Company the adequacy of internal controls; and to perform such other duties as shall from time to time be delegated to the Audit Committee by the Board. The Audit Committee met three times in 1993. The primary function of the Executive Committee is to exercise the powers of the full Board of Directors with respect to the management of the Company's business where it would be impractical to either convene a special meeting of the full Board of Directors to deal with any matter or delay action until the next regular meeting of the Board of Directors. The Executive Committee met once during 1993. The primary function of the Nominating Committee is to identify and propose to the full Board nominees, brought to its attention by directors and officers, to fill vacancies on the Board as they occur. While the Nominating Committee will consider nominations by shareholders, no formal procedures have been established for doing so. The Nominating Committee did not meet in 1993.

  In 1993, the Board of Directors met six times. Directors who are employees of the Company receive no additional compensation for their services as directors. In 1993, directors who were not officers received retainer fees of $9,000, which represented payment for the first three quarters of 1993. The directors elected to forego payment of their fourth quarter retainer fees in response to the Company's dissappointing results in 1993. The directors also received $2,000 for each Board or committee meeting attended, and were reimbursed for travel and other expenses related to attendance at Board and committee meetings. During 1993, each incumbent director, except for Mr. Schrage, attended at least 75% of the meetings of the Board and each Board committee of which such director was a member. Mr. Schrage attended four of the six Board meetings and two of the three Audit Committee meetings in 1993.

  In February 1988, a non qualified stock option plan for outside directors (the "Directors' Plan") was adopted and approved by the shareholders at the 1988 annual meeting of shareholders. The Directors' Plan allows eligible directors of the Company to purchase up to an aggregate of 300,000 shares of Common Stock at a price equal to the fair market value of the Common Stock on the date options are granted. Only directors who are not employees of the Company are eligible to participate in the Directors' Plan. Eligible directors were granted options to purchase 15,000 shares of the Company's Common Stock pursuant to the Directors' Plan on February 5, 1988 at an option price of $19.416 per share. Under the Directors' Plan, any new outside director elected or appointed after February 5, 1988, will be granted an option to purchase 15,000 shares of the Company's Common Stock upon becoming a director. The Directors' Plan also provides for the automatic grant of a second option to purchase 15,000 shares to each outside director on the fifth anniversary of the initial grant of options to such director, but only if such director is still serving on the Board at that time. As a result of such provision, a second grant was made on February 5, 1993 to the seven eligible directors. Options are exercisable 25 percent annually, on a cumulative basis, starting one year from date of grant and expire ten years from date of grant.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table shows the aggregate cash compensation paid or accrued by Safety-Kleen and its subsidiaries for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                     LONG-TERM
                             ANNUAL COMPENSATION       COMP.
                             --------------------   -----------
                                                      AWARDS
                                                    -----------
                                                    SECURITIES
                                                    UNDERLYING   ALL OTHER
       NAME AND                                     OPTION/SARS COMPENSATION
  PRINCIPAL POSITION    YEAR  SALARY   BONUS(1)       (#)(3)        (4)
  ------------------    ---- --------- --------     ----------- ------------
Donald W. Brinckman     1993 $ 434,462 $       0      50,100       $    0
 Chairman and CEO       1992   404,109   190,021      26,400          424
                        1991   367,318   168,750      26,475        3,990
John G. Johnson, Jr.    1993   247,183   125,000(2)   34,450            0
 President and COO
David A. Dattilo        1993   197,884    17,913      16,950            0
 Senior Vice President  1992   191,568    53,597       9,000          424
                        1991   181,617    37,987       9,900        3,990
Joseph Chalhoub         1993   171,099         0      16,650        4,173
 Senior Vice President  1992   173,269    79,125       8,800        3,895
                        1991   154,055    67,640       7,500        3,804
Robert W. Willmschen,
 Jr.                    1993   167,853         0      16,700            0
 Senior Vice President  1992   160,366    80,652       8,650          424
                        1991   140,835    71,550       9,675        3,814

- --------
(1) The bonus amounts are primarily amounts payable pursuant to the Company's Management Incentive Plan described under the caption "Compensation Committee Report". No bonus was paid under the Management Incentive Plan in 1994 for 1993. The bonus amount of $17,913 for Mr. Dattilo is a bonus related to sales performance.
(2) Mr. Johnson received a one time payment related to his joining the Company in 1993.
(3) Options to acquire shares of the Company's Common Stock.
(4) The compensation reported represents Company contributions to the Savings and Investment Plan, a defined contribution plan, made for Messrs. Brinckman, Dattilo and Willmschen. No contributions were made to the Savings & Investment Plan in 1994 for 1993. The compensation for Mr. Chalhoub represents Company contributions to a defined contribution plan administered by Safety-Kleen Canada, Inc.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table provides information related to options/SARs granted to the named executive officers during fiscal 1993.

                                                                         POTENTIAL REALIZABLE VALUE AT
                                                                            ASSUMED ANNUAL RATES OF
                                                                                  STOCK PRICE
                                        INDIVIDUAL GRANTS                APPRECIATION FOR OPTION TERM
                         ----------------------------------------------- -----------------------------
                          NUMBER OF
                          SECURITIES    % OF TOTAL
                          UNDERLYING   OPTIONS/SARS  EXERCISE
                         OPTIONS/SARS   GRANTED TO   OR BASE
                           GRANTED      EMPLOYEES     PRICE   EXPIRATION
          NAME              (#)(1)    IN FISCAL YEAR  ($/SH)     DATE       5% ($)         10% ($)
          ----           ------------ -------------- -------- ---------- -----------------------------
Donald W. Brinckman.....    31,950         5.1%       $24.00   02-05-03  $     482,236 $     1,222,082
                            18,150         2.9%        13.50   11-12-03        154,095         390,507
John G.
 Johnson, Jr............    20,800         3.3%        24.00   02-05-03        313,944         795,596
                             4,200         0.7%        17.38   07-02-03         45,894         116,303
                             9,450         1.5%        13.50   11-12-03         80,231         203,322
David A. Dattilo........    11,100         1.8%        24.00   02-05-03        167,538         424,573
                             5,850         0.9%        13.50   11-12-03         49,667         125,866
Joseph Chalhoub.........    10,800         1.7%        24.00   02-05-03        163,009         413,098
                             5,850         0.9%        13.50   11-12-03         49,667         125,866
Robert W.
 Willmschen, Jr.........    10,850         1.7%        24.00   02-05-03        163,764         415,011
                             5,850         0.9%        13.50   11-12-03         49,667         125,866
Shareholders(3).........     N/A           N/A         N/A       N/A       870,447,878   2,206,403,667

- --------
(1) All options are non qualified, expire 10 years from date of grant, were issued at fair market value on date of grant and vest at the rate of 25% per year beginning 1 year from grant date. Options granted to executive officers have a tandem limited stock appreciation right (LSAR) which entitles the officer to elect to receive a "Change of Control Value" (as described in the 1993 Stock Option Plan) of the option in cash in the event a Change of Control occurs. The option exercise price and tax withholding obligations related to exercise may be paid in cash or by delivery of shares of Common Stock owned by the executive officer.
(2) The potential realizable value portion of the foregoing table illustrates the gain that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the option. Actual gains, if any, on the stock option exercises are dependent on the future performance of the Common Stock, overall market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(3) With respect to shareholders, the potential realizable value illustrates the gain that might be realized on the 57,683,756 shares of Common Stock issued and outstanding as of year end, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. The value is calculated based on the Exercise or Base Price of the primary option grant on February 5, 1993 of $24.00 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table provides information related to options exercised by the named executive officers during fiscal year 1993 and the number and value of options held at fiscal year end.

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED,
                                                  OPTIONS/SARS AT FISCAL    IN-THE-MONEY OPTIONS AT
                              SHARES                   YEAR END (#)           FISCAL YEAR END($)*
                            ACQUIRED ON  VALUE   ------------------------- -------------------------
           NAME              EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
           ----             ----------- -------- ----------- ------------- ----------- -------------
Donald W. Brinckman.......        0        $0      277,816      90,076          $0        $49,913
John G. Johnson, Jr.......        0         0            0      34,450           0         25,988
David A. Dattilo..........        0         0       29,677      31,388           0         16,088
Joseph Chalhoub...........        0         0       19,150      28,950           0         16,088
Robert W. Willmschen, Jr..        0         0       40,462      30,689           0         16,088

- --------
* Represents the difference between the aggregate exercise price and the closing price of the Common Stock on December 31, 1993 ($16.25).

PENSION PLAN

  The Safety-Kleen Pension Plan for Salaried Employees (the "Pension Plan") provides retirement benefits for life for salaried employees, including executive officers, of the Company and its participating subsidiaries. Pensions are based on final pay, which is defined as the average annual earnings (including commissions and incentive compensation) for the five consecutive years which yield the highest average. For the named executive officers, covered compensation is substantially the same as the sum of the Salary Bonus columns for 1993 on the Summary Compensation Table. The pensions are payable monthly commencing the first calendar month after retirement.

  Under the Safety-Kleen Corp. Excess Benefit Plan (the "Excess Benefit Plan"), executive officers are entitled to the difference between the benefits actually paid to them under the Pension Plan and the benefits which they would have received under the Pension Plan were it not for certain restrictions imposed under the Internal Revenue Code of 1986, as amended (the "Code"), relating to the amount of benefits payable under the Pension Plan and the amount of annual compensation which may be taken into account in determining benefits under the Pension Plan.

  The following table reflects annual pension benefits commencing at age 65 based upon assumed final pay amounts and years of credited service:

                      ESTIMATED ANNUAL PENSION BASED UPON
                  INDICATED YEARS OF CREDITED SERVICE FOR THE
                    PENSION PLAN AND THE EXCESS BENEFIT PLAN

   ASSUMED
   AVERAGE
    ANNUAL
    FINAL       10         15         20         25         30         35
     PAY       YEARS     YEARS      YEARS      YEARS      YEARS      YEARS
   -------     -----     -----      -----      -----      -----      -----
   $150,000   $24,599   $ 36,898   $ 49,198   $ 61,497   $ 73,797   $ 74,007
    200,000    32,934     49,401     65,868     82,335     98,802     99,012
    250,000    41,269     61,903     82,538    103,172    123,807    124,017
    300,000    49,604     74,406     99,208    124,010    148,812    149,022
    350,000    57,939     86,908    115,878    144,847    173,817    174,027
    400,000    66,274     99,411    132,548    165,685    198,822    199,032
    450,000    74,609    111,913    149,218    186,522    223,827    224,037
    500,000    82,944    124,416    165,888    207,360    248,832    249,042
    550,000    91,279    136,918    182,558    228,197    273,837    274,047
    600,000    99,614    149,421    199,228    249,035    298,842    299,052

  The amounts shown above are computed on straight-life annuity amounts and are not subject to deduction for Social Security benefits or other offset amounts. The amounts are assumed payable under the Pension Plan option providing lifetime benefits for the employee only, and would be reduced if the retiree elected a surviving spouse's pension. Messrs. Brinckman, Johnson, Dattilo and Willmschen had 34 years, 1 year, 26 years, and 15 years, respectively, of credited service under the Pension Plan as of December 31, 1993.

  Mr. Chalhoub is covered by a defined contribution plan administered by Safety-Kleen Canada, Inc. which makes a matching contribution to the plan. These amounts are included in the Summary Compensation Table.

EMPLOYMENT CONTRACTS AND SEVERANCE ARRANGEMENTS

  Mr. Brinckman has an employment contract with the Company which became effective as of February 5, 1988, and initially covered the period through December 31, 1992. The contract is automatically extended for additional five-year periods commencing at the end of the second calendar year of the initial or subsequent five-year term unless, at the option of either party, notice of termination is given at the end of the second calendar year in the five-year period. The term of the contract has been extended for a five-year period ending December 31, 1996. The contract provides for a minimum base salary of $280,000 (or such higher amount as the Board may determine) annually and for benefits under the Management Incentive Plan, as currently in existence or, if higher, as amended, or equivalent benefits in the event of termination of that Plan.

  Mr. Brinckman's contract provides for various payments upon termination of his employment, depending upon the reason for the termination. If Mr. Brinckman's employment terminates during the term of the contract for any reason other than because of his voluntary termination (as defined in the contract), death, disability or a discharge for cause (as defined in the contract), Mr. Brinckman will be entitled to a lump sum severance payment equal to three times his annual salary at the time of termination plus three times the greater of (i) the bonus he received for the previous year and (ii) the maximum bonus to which he could be entitled for the year in which the termination occurs. If Mr. Brinckman's employment is terminated because of his death or disability before age 65, the contract provides that the Company is to make 120 monthly payments of $4,167 to Mr. Brinckman or his estate. If Mr. Brinckman's employment terminates for any reason other than a discharge for cause, the contract provides that in addition to any other payments to which he may be entitled under the contract, Mr. Brinckman is entitled to receive a lump sum payment upon his termination equal to the present value of a monthly benefit commencing at age 65 and payable for life which is equal to 50% of his highest average monthly compensation over any 60 consecutive month period, reduced by his accrued benefits under the Pension Plan (calculated on the basis of a single life annuity commencing at age 65), and further reduced by his Social Security benefits which are then payable. Finally, in the event Mr. Brinckman's employment terminates for any reason other than his voluntary termination or a discharge for cause, the contract requires the Company to offer to purchase, at fair market value as of the day prior to termination or death, as applicable, the shares of Company stock owned by him at his termination (or, in the event of his death, shares later acquired by his executor or trustee upon exercise of any stock options held by Mr. Brinckman upon his death); provided that the Company's obligation in this regard is limited to $5,000,000.

  Mr. Brinckman's contract provides that the lump sum severance benefit will be reduced if such benefit and any other amounts payable to Mr. Brinckman other than payments attributable to options granted him under the Company's stock option plans, constitute "excess parachute payments" under federal tax law. The contract also provides that the Company will reimburse Mr. Brinckman for any additional income taxes (including excise taxes) he incurs as a result of payments upon termination, including payments attributable to options, being treated as excess parachute payments under federal income tax law.

  The Company entered into an employment agreement with Mr. Johnson in connection with his acceptance of employment with the Company in January, 1993. Pursuant to that agreement, the

Company agreed to provide Mr. Johnson with salary continuation and benefits under the Management Incentive Plan for a 12 month period, if Mr. Johnson's employment is terminated by the Company for any reason during the period between January 18, 1993 and January 17, 1995 and for a six month period should such termination occur between January 18, 1995 and January 17, 1996.

  The Company has entered into agreements with twenty-two of its officers and other vice presidents, including the named executive officers, providing for the payment of certain severance benefits in the event of termination for reasons other than a voluntary termination or discharge for cause (as both terms are defined in such contracts) within three years after a change in control of the Company (which is generally defined as the purchase by any person or group of persons of more than 20% of the issued and outstanding Common Stock, a change in the majority of the members of the Board over a 24-month period, or certain corporate reorganizations). Benefits under these contracts include the payment of a lump sum severance benefit equal to three times the executive's annual salary at the time of termination (or if greater, at the time of the change in control), plus three times the greater of (i) the bonus he received for the previous year or (ii) the maximum bonus to which he could be entitled for the year in which the termination occurs. In addition, Mr. Johnson's severance agreement provides that if the Company terminates Mr. Johnson for reasons other than gross misconduct before January 17, 1996, in addition to the separation payments, described above, the Company will (i) recommend to the Board that the vesting of any stock options granted prior to the date of termination be accelerated, (ii) pay for one move to the East Coast according to the Company Moving Policy in place at the time and (iii) provide executive outplacement services to Mr. Johnson.

  Each of the severance agreements provides for a reduction of payments due under such agreement, to the extent that such payments, together with all other amounts payable to the executive other than payments attributable to options granted him under the Company's stock option plans, constitute "excess parachute payments" under federal tax law. The contract also provides that the Company will reimburse the executive for any additional income taxes (including excise taxes) he incurs as a result of payments upon termination (including payments attributable to options) being treated as excess parachute payments under federal income tax law.

COMPENSATION COMMITTEE REPORT

  Pursuant to the rules regarding disclosure of Company policies concerning executive compensation, this report is submitted by Messrs. Block, Gwillim, and Jannotta in their capacity as the Board's Compensation Committee and addresses the Company's compensation policies for 1993 as they affected Mr. Brinckman, the Chief Executive Officer (the "CEO"), and the Company's other executive officers, including the named executive officers.

  Overview of Executive Compensation Policy. The Company's compensation philosophy is incentive oriented, particularly for executive officers. The variable or incentive portion of the executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. Accordingly, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price. The overall objectives of this strategy are to motivate Mr. Brinckman and the executive officers to achieve the goals inherent in the Company's business strategy, to link executive and shareholder interests through equity based plans, and finally, to provide a compensation package that recognizes individual contributions, as well as overall business results.

  The Compensation Committee receives the recommendations of the CEO for the compensation to be paid the executive officers, including the named executive officers, and after due deliberations determines the compensation of such executive officers and the CEO. This process is designed to ensure consistency throughout the executive compensation program.

  The key elements of the Company's executive compensation program consist of salary, annual bonus, and stock options. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to the CEO, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package provided by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits. The Compensation Committee does not believe that IRC Section 162(m) is likely to be applicable to the Company in the near future, but will reconsider the implications of IRC Section 162(m) if and when it appears that the section may become applicable.

  Salaries. Salaries for executive officers are determined by (i) subjectively evaluating the responsibilities of the position held and the experience and performance of the individual and (ii) comparing base salaries for comparable positions at comparable companies. The comparable companies used for salary purposes are not the same companies that comprise the peer group index in the Stock Performance Graph on page 13, because the Compensation Committee believes that the Company's competitors for executive talent are not generally the companies included in that index. For salary purposes, comparable companies are approximately 60 companies, surveyed by an outside consulting firm, whose sales, assets, shareholders' equity, net income, return on equity, and total number of employees are similar to those of the Company. The Compensation Committee has established a practice of fixing salaries for executive officers at levels somewhat below the competitive amounts paid to executive officers holding comparable positions at comparable companies.

  With respect to Mr. Brinckman's base salary, he and the Company entered into an employment contract in February 1988, covering the terms of his employment until December 31, 1992. That contract has subsequently been extended to December 31, 1996 and provides for a minimum salary, or larger amount as may be fixed from time to time by the Board. In increasing the amount of the CEO's salary in February 1993 by 10 percent, the Compensation Committee took into account a comparison of base salaries of chief executive officers of the comparable companies, and determined based upon such comparison, that his salary was below median and competitive salaries. The Compensation Committee also took into account the longevity of his service to the Company, entrepreneurial leadership, and experience in leading a direct sales and service organization.

  Annual Bonus. The Company's executive officers are eligible for an annual cash bonus under the Company's Management Incentive Plan (the "Plan"). The purpose of the Plan is to supplement through an incentive bonus the pay for executive officers (and other key management personnel) so that overall total cash compensation (salary and bonus) is externally competitive, internally equitable, and properly rewards Plan participants for their efforts in achieving certain return on equity goals. The Senior Vice President of Sales, who is a named executive officer, is also eligible for a bonus based on annual Company sales. The Company objective is for the CEO and executive officers to be paid a mix of total cash compensation of approximately 60 percent salary and 40 percent annual bonus, if the target goal under the Plan is achieved.

  Each year, the return on beginning-of-year equity ("ROE") for each firm comprising the Standard & Poor's 500 is calculated and arranged in descending ROE order (from the 99th percentile on down) for the four consecutive calendar quarters ending with the third quarter for that year. Each percentile is also matched with its corresponding ROE. If the Company's ROE, as defined in the Plan, for the year is less than the ROE level, of the specified, predetermined percentile, then no bonus is paid. If, however, the Company's ROE equals the minimum ROE level, then a formula incentive bonus pool of 1 percent of consolidated pretax earnings, as defined in the Plan, is created. The size of the formula bonus pool increases on a graduated basis to a maximum of 5 percent of consolidated pretax earnings if the maximum ROE level is attained.

 At the beginning of each year, the Compensation Committee reviews and approves the list of Plan participants and the percentage share of the formula pool for each participant (other than the CEO).

In addition to a share of the formula pool, each Plan participant is also eligible for a discretionary bonus not to exceed 50 percent of his or her share of the formula pool. Thus, the aggregate maximum annual bonus payments would be
7.50 percent of pretax earnings, although the Compensation Committee has never awarded each Plan participant the maximum discretionary bonus nor has the entire formula pool been allocated to participants. After the Company has received its audited year-end financial statements and the size of the formula bonus pool has been determined, the Compensation Committee approves the recommended discretionary bonuses. The Plan also provides for the Board of Directors to make a determination, notwithstanding the other Plan provisions, regarding the amount of the bonus pool and the awards to be paid to individual participants. This provision permits the Board of Directors to make whatever changes it deems necessary to preserve the purposes and objectives of the Plan.

  For 1993, the Company's ROE was less than the minimum, predetermined Plan ROE level. Consequently, no formula or discretionary bonuses were earned under the Plan.

  The CEO's annual bonus is determined in accordance with his employment agreement. That agreement provides for an annual bonus payment not less than a specified fixed share of the formula bonus pool and an additional bonus amount based on increases in Company consolidated net income. No bonus was earned by the CEO for 1993 under his employment agreement.

  Stock Options. The long-term incentive component of the CEO's and the executive officer's 1993 compensation was stock options. Stock option grants under the 1985 and 1993 Stock Option Plans, which were approved by shareholders, are designed to align the long-term interests of the Company's executives and its shareholders and assist in the retention of executives. Stock options are granted with an exercise price equal to the market price on the date of grant. The Company's practice is to award options at the beginning of each year and vest such options at the rate of 25 percent per year beginning at the one-year anniversary of the grant. This approach is designed to create shareholder value over the long-term because the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years.

  In February 1993, the Compensation Committee granted non-qualified stock options under the 1985 Plan to all executive officers, as well as certain other employees. The grants made to each executive officer, including the CEO, were based on each executive's level in the Company and immediate prior year's total cash compensation. The number of options granted to each executive was determined by (i) multiplying the executive's total cash compensation by a specified percentage (which ranged from 150 percent to 80 percent) depending upon the executive's level within the Company and (ii) dividing the product obtained in (i) by the Company's average stock price for the prior year. This formula approach, which is indirectly based on competitive compensation data, provides for awards based on current duties and responsibilities, as well as present and potential contributions to the success of the Company.

  In November 1993, the Compensation Committee made a special stock option grant under the 1985 and 1993 Plans to the CEO, all executive officers, and certain other employees. The purpose of the grant was to focus the Company executives and employees on the need to restore shareholder value and to provide an additional incentive following completion of the Company's restructuring and organizational changes. The grants were calculated in the same manner as the February 1993 grants, except that the number of options granted was determined based on salary as of the time of the grant rather than total cash compensation, the multiple was 50 percent of the amount that would have been determined using the formula described above and the average stock price was based on the period January-October 1993.

                            Compensation Committee
                            Russell A. Gwillim, Chairman
                            Kenneth L. Block
                            Edgar D. Jannotta

STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholder return on the Common Stock during the five fiscal years ended December 31, 1993 with the cumulative total return on the S&P 500 Index and the Smith Barney Shearson Hazardous Waste Index. The comparison assumes $100 was invested on December 31, 1988 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

  In order to provide a more meaningful comparative performance graph to its shareholders, the Company has elected to utilize the Smith Barney Shearson Hazardous Waste Index in its comparative performance graph instead of the S&P Commercial Services Index which it used in last year's proxy statement. In accordance with the regulations which govern disclosure relating to the performance graph, the Company has included both the S&P Commercial Services and the Smith Barney Shearson Hazardous Waste indices in this year's graph.

  The decision to change indices was made because the Smith Barney Shearson Hazardous Waste Index is more representative of the industry in which the Company operates than the S&P Commercial Services Index. Safety-Kleen is in the business of recycling and reclaiming automotive and industrial hazardous and non-hazardous waste fluids. The S&P Commercial Services Index is comprised of six companies, including Safety-Kleen, that furnish a wide variety of services to their customers. Safety-Kleen is the only company included in the index that is engaged primarily in the hazardous waste industry. The Smith Barney Shearson Hazardous Waste Index, on the other hand, is comprised entirely of companies in the hazardous waste industry.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   SAFETY-KLEEN CORP, S&P 500 INDEX, S&P COMMERCIAL SERVICES INDEX AND SMITH
                     BARNEY SHEARSON HAZARDOUS WASTE INDEX

                                      LOGO
                          PERFORMANCE GRAPH GOES HERE


                                          1988   1989   1990   1991   1992   1993
- ---------------------------------------------------------------------------------
  SAFETY KLEEN CORP                       $100   $127   $166   $165   $154   $107
  S&P 500 INDEX                            100    132    128    166    179    197
  S&P COMMERCIAL SERVICES INDEX            100    109     91     99     98     95
  SMITH BARNEY SHEARSON HAZARDOUS WASTE
   INDEX                                   100    139    137    140    132     74

                             CERTAIN RELATIONSHIPS

  In 1987, the Company purchased its oil processing business from enterprises controlled by Joseph Chalhoub. Mr. Chalhoub is now a Senior Vice President of the Company and supervises the Company's oil reprocessing business. Mr. Chalhoub owns a 15% interest in Booth Oil Corporation ("Booth"). Booth is the operator of an oil reprocessing plant in Buffalo, New York. All input to the Plant is provided by the Company through its Oil Recovery Service. The Company did not attempt to acquire the Buffalo plant at the time of the initial acquisition because Booth was in the process of a reorganization under Chapter 11 of the Bankruptcy Act and because the Company desired that certain environmental clean up work be done before it acquired the Plant. Speedy Oil Corporation (a company in which Mr. Chalhoub owns a 45% interest) ("SOC") acquired the right to purchase the Buffalo Plant out of the Chapter 11 proceeding for $1 million and made approximately $900,000 in capital improvements at the Plant. SOC charged Booth $7,500 per month for use of the capital improvements pending SOC's purchase of the Plant. The purchase was consummated on or about November 1, 1992 and thereafter, SOC leased the Plant (including the improvements made to it by SOC) back to Booth at a rental of $50,000 per month. In 1990 SOC granted the Company an option to purchase the Buffalo Plant from SOC for a price equal to SOC's investment in the Plant plus interest on the investment at 12% per annum. The Company anticipates that upon obtaining the necessary environmental operating permits, it will exercise the option and directly operate the plant and the leaseback of the Plant to Booth will end. In 1993 the Company paid Booth approximately $4.0 million for processing services at the Plant. The Company believes that the prices it pays for processing services at the Buffalo Plant are competitive with the prices it would be required to pay at other third party facilities.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed Arthur Andersen & Co., independent public accountants, as auditors for its fiscal year ending December 31, 1994, upon the recommendation of its Audit Committee.

  The firm of Arthur Andersen & Co. has audited the accounts of the Company since 1968. A representative of the firm of Arthur Andersen & Co. will be in attendance at the shareholders' meeting with the opportunity to make a statement if such representative desires to do so and will be available to respond to shareholder questions.

                             SHAREHOLDER PROPOSALS

  In order to be considered for inclusion in the Proxy Statement relating to the 1995 annual shareholders' meeting, any proposal by a record holder of Common Stock must be received by the Company at its principal executive office in Elgin, Illinois, no later than November 26, 1994. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

                               OTHER INFORMATION

  Safety-Kleen's management does not know of any other matters that will be presented for action at the 1994 annual meeting. Should any other matter come before the meeting, however, the proxies will be voted with respect to such matter in accordance with the judgment of the persons acting under the proxies.

  A COPY OF SAFETY-KLEEN'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 1, 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST FOR SUCH REPORT TO:

                ROBERT W. WILLMSCHEN, JR.
                SR. VICE PRESIDENT AND SECRETARY
                SAFETY-KLEEN CORP.
                1000 NORTH RANDALL RD.
                ELGIN, ILLINOIS 60123

                                          By Order of the Board of Directors

                                          Robert W. Willmschen, Jr.
                                          Secretary
March 25, 1994
Elgin, Illinois

LOGO
    1000 NORTH RANDALL ROAD . ELGIN, ILLINOIS 60123-1499
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Russell A. Gwillim and Karl G. Otzen, and either of them are appointed Proxies, with power of substitution, to vote all stock of the undersigned at the annual meeting of shareholders to be held May 13, 1994 at 10:00 a.m. at The Westin Ho-tel O'Hare, 6100 River Road, Rosemont, Illinois 60018, and at any adjournment thereof, upon the matters mentioned hereafter, and in their discretion upon such matters as may properly come before said meeting. Receipt of Notice, dated March 25, 1994 of Annual Meeting and accompanying Proxy Statement is acknowl-edged, and any Proxy previously given is revoked.

Election of Directors, Nominees:
Richard T. Farmer, John G. Johnson, Jr.
and Paul D. Schrage
P R O X Y
                         COMMENTS: (change of address)

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card)
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES,
SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                  SEE REVERSE
                                      SIDE
Please mark your votes as in this example.
                                                                            2897
                                                  ----
 X
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS.
            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
- --------------------------------------------------------------------------------
                                      FOR
                                    WITHHELD
1. Election of Directors, nominees:
 R. T. Farmer,
 J. G. Johnson, Jr. and
  P. D. Schrage
Change of Address Comments on Reverse Side
For, except vote withheld from the following nominee(s):
- --------------------------------------------------------------------------------
 The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
SIGNATURE(S) _______________________DATE ______________________________________
NOTE: Please sign exactly as name
  appears hereon. Joint owners should
  each sign. When signing as attorney,
  executor, administrator, trustee or
  guardian, please give full title as
  such.